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EXHIBIT 4(a)

RETIREMENT AGREEMENT

DATED                8th February 2002.

BETWEEN

Australia and New Zealand Banking Group Limited A.C.N.005 357 522 (hereinafter called "ANZ") of Level 6, 100 Queen Street, Melbourne in the State of Victoria

AND

David Michael Gonski of 32/100 Queen Street, Melbourne, Vic 3000 (hereinafter called "the Director")

RECITALS

A.
The Director has been invited to be a director of ANZ.

B.
It is currently the policy of the Board of ANZ, that any director appointed after 1993 will except in unusual circum stances retire after fifteen years of service as a director of ANZ.

C.
In pursuance of the power conferred by Rule 10.5 of the Company's Constitution of ANZ and in consideration of the Director agreeing to act and continue to act as a director of ANZ has agreed to pay the Director upon the termination of his office and in consequence thereof a retirement benefit on the terms and conditions hereinafter contained.

NOW THIS AGREEMENT WITNESSES as follows:

1.
The Director acknowledges the policy of ANZ as set out in Recital B.

2.
Subject always to the Director having served as a director of ANZ for a period of at least three years from the date hereof, upon the Director ceasing to be a director of ANZ he shall be paid by ANZ a lump sum retirement benefit the amount of which shall be determined in accordance with Clause 4.

3.
If the Director ceases to be a director of ANZ by reason of his death in office the said lump sum retirement benefit shall be paid to such one or more of them his widow, dependants and legal personal representatives as the Directors of ANZ may in their absolute discretion decide.

4.
Subject to Clause 5, the lump sum retirement benefit payable under Clause 2 shall where the Director has held office for eight years or more be equal to the total emoluments paid or payable to him in respect of the three years immedately preceding his ceasing to be a director and shall where the director has held office for less than eight years be a proportionate part of such emoluments. The proportionate part shall be the same proportion of such emoluments as the number of completed months for which the Director has held office bears to ninety-six months. For the purposes of this clause the word "emoluments" means all fees and other amounts paid or payable directly or indirectly to the Director as a director in connection with the management of the affairs of ANZ or of any holding company or subsidiary of ANZ but does not include amounts paid or payable in reimbursement of out of pocket expenses.

5.
There shall be deducted from the amount computed in accordance with Clause 4 the amount of any superannuation benefit paid or payable to the Director which is attributed to contributions made by or on behalf of the Company to the ANZ Staff Superannuation Scheme,including any contributions made in accordance with the Superannuation Guarantee (Administration) Act 1992 or any other relevant Commonwealth,Sate or Territory law.

6.
For the purposes of this Agreement the word 'month' does not mean calendar month and "completed month" means the period from the relevant day in one calendar month to the corresponding day in the next calendar month or if there shall be no such corresponding day then to the first day after the next calendar month provided however that this provision shall not be applied to lengthen intermediate months in a consecutive series of months and in that case shall only be applied to determine whether there is a "completed month" constituted by the days the Director held office in the calendar months in which he (a) was appointed;and (b) ceased to hold office.

IN WITNESS WHEREOF this Agreement has been duly executed the day and year hereinbefore written.

SIGNED for and on behalf of Australia and New Zealand Banking Group Limited By Charles Barrington Goode	) ) )	...........................................
SIGNED by the said David Michael Gonski in the presence of:	) )	............................................
Signature of Witness
Name of Witness (Print)

December 16 2002

Mr D M Gonski
7 Wolseley Crescent
Point Piper    2027

Dear David

Your Retirement Agreement

I refer to the Retirement Agreement between ANZ and you dated 8 February 2002.

In accordance with the resolution of the Board at its meeting on 22 and 23 October 2002, ANZ hereby waives the three year qualifying period for accrual of benefits as provided for under clause 2 of that Agreement.

Accordingly, the benefits provided for under clause 4 of the Agreement currently accrue and shall be payable to you upon your ceasing to be a director of ANZ, even if at the time of cessation you have served for a period of less than three years.

Yours faithfully

Charles Goode
Chairman

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  EXHIBIT 4(a)